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                                  EXHIBIT 12.1
                     JEFFERIES GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                             Six Months
                                           Ended June 27,                Year Ended December 31,
                                           ---------------   ----------------------------------------------------
                                                2003           2002       2001       2000       1999       1998
                                              --------       --------   --------   --------   --------   --------
Fixed Charges:
  Interest expense on long-term
    indebtedness .....................        $ 12,272       $ 23,419   $ 12,035   $ 12,035   $ 12,035   $ 12,035
  Interest portion of rent expense ...           4,147          6,037      5,105      4,178      3,109      2,432
                                              --------       --------   --------   --------   --------   --------
  Total fixed charges ................        $ 16,419       $ 29,456   $ 17,140   $ 16,213   $ 15,144   $ 14,467
                                              ========       ========   ========   ========   ========   ========

Earnings:
  Earnings before income taxes .......        $ 55,559       $103,692   $102,652   $ 95,393   $ 84,095   $ 59,193
  Total fixed charges ................          16,419         29,456     17,140     16,213     15,144     14,467
                                              --------       --------   --------   --------   --------   --------
  Total earnings .....................        $ 71,978       $133,148   $119,792   $111,606   $ 99,239   $ 73,660
                                              ========       ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges (1)             4.4            4.5        7.0        6.9        6.6        5.1

(1) The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).